Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of T2 Biosystems, Inc. for the registration of 6,055,341 Shares of Common Stock and to the incorporation by reference therein of our report dated March 15, 2017, with respect to the consolidated financial statements of T2 Biosystems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 20, 2017